Exhibit 99 (a)(1)(D)

Offer Letter to Purchase for Cash

by

LONE OAK ACQUISITION CORPORATION

of

up to 2,829,535 of its Outstanding Ordinary Shares

at a Purchase Price of $8.21 Per Share

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, MARCH 22, 2013, UNLESS THE TENDER OFFER IS EXTENDED.

February 25, 2013

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Enclosed for your consideration are the Offer Letter, dated February 25, 2013 (the “Offer Letter”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Lone Oak Acquisition Corporation. (the “Company”), a company incorporated under the laws of the Cayman Islands, to the shareholders holding ordinary shares, par value $0.0001 per share (the “Shares”), to purchase, during the Offer Period, up to 2,829,535 Shares for a purchase price of approximately $8.21 per share, net to the seller in cash, without interest.  The “Offer Period” is the period of time commencing on Monday, February 25, 2013 and ending at 5:00 p.m. Eastern Time, on Friday, March 22, 2013 (the “Expiration Date”).

NO SCRIPT OR FRACTIONAL SHARES WILL BE ISSUED. SHARES MAY ONLY BE PURCHASE FOR CASH.

THE OFFER IS CONDITIONED ON SATISFACTION OF THE EXTENSION CONDITION (AS FURTHER DESCRIBED IN THE OFFER TO PURCHASE) AND NO MORE THAN 2,829,535 SHARES BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN AND CERTAIN OTHER CONDITIONS.

THE COMPANY INTENDS TO PAY A DIVIDEND OF $0.10 PER SHARE TO SHAREHOLDERS WHO CHOOSE NOT TO REDEEM THEIR SHARES. THE DIVIDEND WILL BE PAID APPROXIMATELY ONE MONTH AFTER APPROVAL OF THE EXTENSION.

Enclosed with this letter are copies of the following documents:

1.	Letter of Transmittal, for your use in accepting the Offer and redeeming Shares of and for the information of your clients;

2.	Notice of Guaranteed Delivery with respect to the Shares, to be used to accept the Offer in the event you are unable to deliver the Share certificates, together with all other required documents, to the Depositary before the Expiration Date (as defined in the Offer Letter), or if the procedure for book-entry transfer cannot be completed before the Expiration Date; and

3.	Form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, along with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer.

Certain conditions to the Offer are described in the section in the Offer Letter entitled “The Offer—Conditions of the Offer.”

We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 5:00 p.m., New York City Time, on Friday, March 22, 2013, unless the Offer is extended.

Other than as described herein, the Company will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent, as described in the Offer Letter) in connection with the solicitation of tenders of Ordinary Shares pursuant to the tender offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed tender offer materials to your clients.

Questions regarding the Offer may be directed to Advantage Proxy, as Information Agent, at 24925 13th Place South, Des Moines, WA 98198, attention Karen Smith (telephone number: toll Free: 877-870-8565 or 206-870-8565 and email ksmith@advantageproxy.com) or to Continental Stock Transfer & Trust Company, as Depositary, at 17 Battery Place, New York, New York 10004 (telephone number: 917-262-2378.

Very truly yours,

Lone Oak Acquisition Corporation

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, or any affiliate of any of them or authorize you or any other person affiliated with you to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.